Exhibit 10.10(g)

«Participant Name»

Metavante Performance Share Award

«Acceptance Date» Certificate of Award Agreement

Number of Performance Shares (at target):	«Number of Shares»

Grant Date:	<<Grant Date>>

See the Terms of the Award Agreement and Plan Prospectus for the specific provisions related to this Performance Share Award, including rules applicable under various termination events and other important information concerning this Award.

This document is intended as a summary of your individual Performance Share Award. If there are any discrepancies between this summary and the provisions of the formal documents of this Award, including the Terms of the Award Agreement, Plan Document or Plan Prospectus, the provisions of the formal documents will prevail.

Metavante

Terms of the Award Agreement

1. Performance Share Grant. This award is subject to the terms and conditions of this Agreement and to the further terms and conditions applicable to Performance Units, as set forth in the Metavante 2007 Equity Incentive Plan (the “Plan”). The Performance Units described in the Plan are referred to as Performance Shares in this Agreement.

2. Standard Performance Terms.

(a) The terms of this Section 2 shall be referred to as the “Standard Performance Terms” and will apply to your Performance Shares except in so far as Section 3 (“Treatment Upon Termination”) or Section 5 (“Change of Control”) apply.

(b) The Performance Period for your Performance Shares will be the three-year period commencing January 1, 2009 and ending December 31, 2011. Following the conclusion of the Performance Period, the Committee shall certify in writing the number of Performance Shares which are payable (your “Final Performance Shares”). Subject to (c) below, the Committee will calculate your Final Performance Shares by multiplying your Performance Shares (at target) by the “Performance Factor.” The Performance Factor means a percentage (from zero to 200%) which is based on the Company’s performance with respect to Shareholder Return during the Performance Period compared to the companies in the Standard and Poor’s Mid-Cap 400 Index, determined according to Table 1 of this Agreement.

(c) In the event that the “Performance Factor” would be lower if the comparison was based on total shareholder return (i.e., taking into account reinvestment of dividends), the Committee may use negative discretion to calculate your Final Performance Shares using a Performance Factor that is based on total shareholder return.

(d) All determinations made by the Committee shall be binding and conclusive on all parties.

3. Treatment Upon Termination. If your employment with the Company terminates prior to a Change of Control, your award will be calculated as follows:

(a) Death. In the event your employment terminates during the Performance Period as a result of your death, your award will be prorated. The Committee will determine your Final Performance Shares by multiplying your Performance Shares (at target) by the Performance Factor by a fraction, the numerator of which is the number of whole or partial calendar months elapsed between the beginning of the Performance Period, and the date of your death, and the denominator of which is thirty-six (36).

(b) Disability. In the event your employment terminates during the Performance Period as a result of your disability (as defined in the Company’s long-term disability plan), your award will be prorated. The Committee will determine your Final Performance Shares by multiplying your Performance Shares (at target) by the Performance Factor by a fraction, the numerator of which is the number of whole or partial calendar months elapsed between the beginning of the Performance Period, and the date of your termination of employment, and the denominator of which is thirty-six (36).

(c) Retirement. In the event your employment terminates during the Performance Period without Cause on or after age 55 and the sum of your age and years of service with the Company total 65 or more (a “Retirement”), your award will be prorated. The Committee will determine your Final Performance Shares by multiplying your Performance Shares (at target) by the Performance Factor by a fraction, the numerator of which is the number of whole or partial calendar months elapsed between the beginning of the Performance Period, and the date of your termination of employment, and the denominator of which is thirty-six (36).

(d) Termination for Cause. In the event your employment is terminated during the Performance Period for Cause, your Performance Shares will be forfeited immediately.

(e) Other Termination (Without Cause or Resignation). In the event your employment terminates during the Performance Period for any other reason, your Performance Shares will be forfeited immediately unless otherwise determined by the Committee.

4. Payment of Awards.

(a) Your Final Performance Shares shall be paid in the form of Common Stock.

(b) Except for payments pursuant to Section 5 (“Change of Control”), all payments will be made to you within two and a half months after the end of the Performance Period.

(c) This Agreement is intended to comply with Code Section 409A and shall be interpreted accordingly. In accordance with Section 9 of the Plan, if you are considered a “specified employee” under Section 409A of the Code, any payment which is considered deferred compensation under Section 409A of the Code will not be paid earlier than the date that would avoid a penalty under Section 409A.

5. Change of Control. In the event of a Change of Control, the Committee shall, subject to the approval of the Board, or the board of directors of any corporation assuming the obligations of the Company hereunder, take action as follows:

(a) The Company shall determine the value of the Performance Shares (at target). The value shall be based upon the Fair Market Value of Common Stock immediately prior to the Change of Control. This value shall be referred to as the “Transaction Value.”

(b) The Company will pay you an amount of cash, within 15 days following the Change of Control, based upon the portion of the Performance Period that has been completed. The cash amount will be determined by multiplying the Transaction Value by a fraction, the numerator of which is the number of whole or partial calendar months elapsed between the beginning of the Performance Period and the date of the Change of Control, and the denominator of which is thirty-six (36).

(c) The Company or the corporation assuming the obligations of the Company hereunder, will issue you restricted stock based upon the remaining portion of the Performance Period. The value of the restricted stock value will be calculated as of the date of the Change of Control and determined by multiplying the Transaction Value by a fraction, the numerator of which is the number of whole calendar months remaining in the Performance Period, and the denominator of which is thirty-six (36). The restricted stock will become vested if (i) you continue in employment for the remainder of the Performance Period, (ii) your terminate employment due to death, disability (as defined in the Company’s long-term disability plan) or Retirement prior to the end of the Performance Period, (iii) you are terminated by the Company without Cause prior to the end of the Performance Period, or (iv) for employees with Change of Control agreements, you terminate for Good Reason (as defined in your Change of Control Agreement) prior to the end of the Performance Period. In the event your employment terminates prior to the end of the Performance Period for any other reason, your restricted stock will be forfeited.

6. Tax Withholding. The Company may require payment or reimbursement of or may withhold any tax it believes is required relating to the payment of your Performance Shares, and the Company may defer making delivery of the Common Stock until arrangements satisfactory to it have been made with respect to such withholding obligation.

7. Miscellaneous. In the event that the terms hereof and the provisions of the Plan conflict, the Plan shall control. All terms used herein which are not otherwise defined shall have the same meaning as in the Plan.

Table 1

Performance Share Payout Schedule

Relative SR Percentile Rank	Payout Performance Factor
0-34	0%
35	25%
40	50%
45	75%
50	100%
55	120%
60	140%
65	160%
70	180%
75 and above	200%

Note: Payouts for performance between the percentages listed above will be interpolated.

For purposes of the foregoing calculation:

1. “Shareholder Return” means (a) the change (plus or minus) from the Initial Closing Price to the Final Closing Price, divided by (b) the Initial Closing Price.

2. “Initial Closing Price” means the average selling price of Company Stock over the five business day period ending on the trading day immediately preceding the first day of the Performance Period, with the selling price for each individual day determined using a volume weighted average price for such day.

3. “Final Closing Price” means the average selling price of Company Stock over the five business day period ending on the last day of the Performance Period, with the selling price for each individual day determined using a volume weighted average price for such day.

4. The shareholder return of the companies in the S&P Mid-Cap 400 Index shall be calculated using the same method described above and shall include each company which is described by either of the following criteria: (a) the company is included in such index for the entirety of the Performance Period; or (b) the company is included in such index on the final day of the Performance Period and is a successor to a company that was included in such index on the first day of the Performance Period.

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